Exhibit 10.1

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT AND LETTER AGREEMENT

     This is Amendment No. 1, dated as of March 15, 2005 (the “Amendment”), to the Employment Agreement dated as of July 1, 2003 (the “Employment Agreement”) by and among Nextel Communications, Inc. (“Nextel”) and Timothy M. Donahue (the “Executive”), and to the letter agreement, dated December 15, 2004 (the “Letter Agreement”) between Nextel and the Executive. Capitalized terms, if not otherwise defined herein, have the meanings set forth in or provided by the Employment Agreement.

     WHEREAS, pursuant to the Agreement and Plan of Merger entered into as of December 15, 2004 by and among Nextel, Sprint Corporation (“Sprint”) and S-N Merger Corp. (the “Merger Agreement”), Nextel will merge with and into a wholly-owned subsidiary of Sprint; and

     WHEREAS, in connection with the execution of the Merger Agreement, Nextel and the Executive entered into the Letter Agreement, in which the Executive agreed that, during the period commencing at the “Effective Time” (as defined in the Merger Agreement) and ending six months following the Effective Time, he shall not claim that his having the titles and duties assigned to the “Chairman” in Exhibit D to the Merger Agreement is a basis to claim that a Good Reason has occurred; and

     WHEREAS, it is contemplated by Nextel and the Executive that this Amendment will be effective only upon and following the Effective Time; and

     WHEREAS, as required pursuant to Section 6.7(e) of the Merger Agreement and the section of the “Nextel Disclosure Schedule” (as defined in the Merger Agreement) relating thereto, the Compensation Committee of Sprint has approved the Amendment; and

     WHEREAS, pursuant to Section 6.7(e) of the Merger Agreement, Sprint will assume the rights and obligations of Nextel under the Employment Agreement, as amended hereby, at and following the Effective Time.

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Nextel and the Executive agree as follows, conditioned upon and subject to the occurrence of the Effective Time:

     1.     The Letter Agreement shall be amended by adding at the end of the first paragraph thereof (but before the period) the following:

, and (iii) the Company’s Change of Control Retention Bonus and Severance Pay Plan (the “Severance Plan”)

     2.     The second paragraph of the Letter Agreement is hereby amended to read in its entirety as follows:

Notwithstanding anything in the Employment Agreement or the Severance Plan to the contrary, this will confirm that my having the titles and duties assigned to the “Chairman” in Exhibit D to the Merger Agreement (the “Chairman Duties and Responsibilities”) will serve as a basis to claim that a “Good Reason” (as defined in the Employment Agreement and the Severance Plan) has occurred only in connection with a resignation by me which is effective during the period commencing on the first anniversary of the “Effective Time” (as defined in the Merger Agreement) and ending on the day prior to the second anniversary of the Effective Time (the “Transaction Good Reason Period”), and nothing contained in the Employment Agreement or the Severance Plan shall be interpreted as preventing such a resignation on such basis during the Transaction Good Reason Period. This does not constitute a waiver of my right, if any, to claim that any other action of or inaction by the “Company” (for this purpose meaning as such term is used in the Employment Agreement and the Severance Plan, respectively) constitutes Good Reason (including but not limited to any action or inaction described in Section 9(f)(ii) of the Employment Agreement or Section 3(h)(i) of the Severance Plan which occurs on or following the Effective Time, with the Chairman Duties and Responsibilities being the baseline against which such action or inaction is tested), whether occurring before, during or after the Transaction Good Reason Period.

     3.     Unless the context otherwise requires, following the Effective Time, “Sprint Nextel” shall be inserted in lieu of “Nextel” and the “Company” wherever “Nextel” or the “Company” is used in the Employment Agreement.

     4.     The Executive acknowledges that, notwithstanding anything in the Employment Agreement to the contrary, on and following the Effective Time he shall have the titles and duties assigned to the “Chairman” in Exhibit D to the Merger Agreement.

     5.     The first sentence of Section 4 of the Employment Agreement is hereby amended to read in its entirety as follows:

During the Employment Term, the Company shall pay to the Executive a base salary of not less than one million dollars ($1,000,000) per annum (the “Base Salary”), payable at the times and in the manner consistent with the

Company’s general policies regarding compensation of senior executive employees; provided, however, that the Base Salary shall be increased to one million four hundred thousand dollars ($1,400,000) per annum effective as of the “Effective Time,” as defined in the Agreement and Plan of Merger, entered into as of December 15, 2004, by and among the Company, Sprint Corp. and S-N Merger Corp. (the “Merger Agreement”).

     6.     Section 4(b)(i) of the Employment Agreement is hereby amended to read in its entirety as follows:

During the Employment Term, the Executive shall be entitled to participate in an annual bonus plan (the “Bonus Plan”), with such opportunities as may be determined by the Compensation Committee (“Target Bonuses”); provided, however, that for the bonus year ending December 31, 2003, and (subject to the following) thereafter during the Employment Term, the Executive will participate in the Bonus Plan at an annual Target Bonus opportunity of not less than 150% of his Base Salary and shall be entitled to receive full payment of any award under the Bonus Plan determined pursuant to such Bonus Plan (a “Bonus Award”). The Executive’s Target Bonus opportunity with respect to the bonus year in which the Effective Time occurs shall be the sum of $1,800,000 prorated for the portion of the year through the Effective Time and $2,380,000 prorated for the portion of the year subsequent to the Effective Time, and his maximum Bonus Award opportunity for such bonus year shall be 200% of such target. The Executive’s Target Bonus opportunity with respect to each bonus year after the bonus year in which the Effective Time occurs shall be no less than 170% of Base Salary, and his maximum Bonus Award opportunity for each such bonus year shall be 200% of such Target Bonus opportunity. Notwithstanding the preceding two sentences, the Executive’s Bonus Award for the bonus years in which the first and second anniversaries of the Effective Time occurs shall be identical to that earned by the Company’s Chief Executive Officer.

     7.     Section 4(b)(ii) of the Employment Agreement is hereby amended to read in its entirety as follows:

(ii) Long-Term Incentives. The Executive shall be entitled to participate in the Nextel Long-Term Incentive Plan effective January 1, 2002, or any successor cash-based long-term incentive bonus plan, program, agreement or arrangement (the “LTIP”) during the Employment Term and through the LTIP performance period in which the Effective Time occurs, with such opportunities, if any, as may be determined by the Compensation Committee (“Target Award Opportunities”); provided, however, that for the 2004-2005 LTIP performance period, the Executive will participate in the LTIP at a minimum of two million seven hundred thousand dollars ($2,700,000). At the time of the first annual long-term incentive compensation grant to the Company’s senior executives which occurs on or following the Effective Time (anticipated to be on or about February 1, 2006), the Executive will receive a long-term performance-based incentive compensation award (in the form of cash opportunity and/or equity-based awards) in an amount and with terms and conditions established by the Compensation Committee, but with a minimum target value to the Executive of not less than ten million dollars ($10,000,000). At the time of the second annual long-term incentive compensation grant to the Company’s senior executives which occurs on or following the Effective Time (anticipated to be on or about February 1, 2007), the Executive will receive a similar long-term performance-based incentive compensation award in an amount and with terms and conditions established by the Compensation Committee by using a guideline target value to the Executive of ten million dollars ($10,000,000). The long-term incentive compensation awards referred to in the preceding two sentences shall be referred to herein as the “Post-Effective Time LTI Awards.” Notwithstanding the foregoing, and other than as otherwise provided in this Agreement, the actual amount, character (i.e., cash opportunity vs. equity awards, and character of equity awards) and terms and conditions of the Post-Effective Time LTI Awards granted to the Executive shall be identical to those of the similar awards provided to the Company’s Chief Executive Officer.

     8.     The second sentence of Section 9(a) of the Employment Agreement is hereby amended by adding the phrase “(which shall not include for this purpose any awards granted as part of the Post-Effective Time LTI Awards)” after the word “Opportunity,” and Section 9(a) of the Employment Agreement is further amended by adding to the end thereof the following:

Notwithstanding the above, if the Executive resigns without Good Reason on or following the second anniversary of the Effective Time, any outstanding Post-Effective Time LTI Awards shall be treated in the same manner as if the Executive had resigned with Good Reason under Section 9(b).

     9.     Section 9(b)(iv) of the Employment Agreement is hereby amended by adding the phrase “(which shall not include for this purpose any awards granted as part of the Post-Effective Time LTI Awards)” after the word “Opportunity”.

     10.    Section 9(b)(v) of the Employment Agreement is hereby amended by adding the phrase “(which shall not include for this purpose restricted shares and stock options granted as part of the Post-Effective Time LTI Awards)” after the word “options” the first time such word appears in such provision.

     11.    The last sentence of Section 9(b) of the Employment Agreement is hereby amended to read in its entirety as follows:

In addition to the foregoing, if the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, conditioned upon the Executive delivering to the Company a release in a form reasonably satisfactory to the Company with all periods for revocation expired, and notwithstanding any provision in the terms of any incentive compensation plan or agreement to the contrary, (i) any Post-Effective Time LTI Awards, consisting of stock options, shall become fully vested and nonforfeitable as of the time of such termination and shall remain exercisable for three years following such termination, (ii) any Post-Effective Time LTI Awards, other than stock options, which vest solely based on continued service, shall become fully vested and nonforfeitable as of the time of such termination and (iii) any Post-Effective Time LTI Awards, other than stock options, which vest based wholly or partially on the attainment of a performance goal, shall remain outstanding and, at the end of the applicable performance period, the amount or number of such awards which the Executive shall receive shall be equal to the amount or number earned based on actual performance for the entire performance period multiplied by a fraction, the numerator of which shall be the number of days in the applicable performance period through the date of such termination and the denominator of which shall be the number of days in such performance period. If the Executive’s employment is terminated by the Executive on or following the first anniversary of the Effective Time solely on account of Good Reason consisting of the Executive having the titles and duties assigned to the “Chairman” in Exhibit D to the Merger Agreement as contemplated by the “Letter Agreement” (as defined in Section 18), the preceding sentence shall not apply in respect of the second Post-Effective Time LTI Award and, to the extent not otherwise vested at the time of such termination, such second Post-Effective Time LTI Award shall be forfeited.

     12.    Section 9(c)(iii) of the Employment Agreement is hereby amended by adding the phrase “(which shall not include for this purpose awards granted as part of the Post-Effective Time LTI Awards)” after the word “Opportunity” the first time such word appears in such provision.

     13.    Section 9(c)(iv) of the Employment Agreement is hereby amended by adding the phrase “(which shall not include for this purpose restricted shares and stock options granted as part of the Post-Effective Time LTI Awards)” after the word “options” the first time such word appears in such provision.

     14.    Section 9(c) of the Employment Agreement is hereby amended by adding to the end thereof the following:

In addition to the foregoing, if the Executive dies or becomes Disabled, any Post-Effective Time LTI Awards shall be treated as if the Executive had been terminated by the Company without Cause; provided that the post-termination exercise period of any stock options shall be one year instead of three years.

     15.    Section 18 of the Employment Agreement is hereby amended by adding to the end thereof the following:

Notwithstanding anything contained in this Section 18, the letter agreement entered into between the Company and the Executive dated December 15, 2004, as amended by Amendment No. 1 thereto dated as of March 15, 2005 (the “Letter Agreement”), shall remain in full force and effect.

     16.     Section 30 is added to the Employment Agreement to read in its entirety as follows:

Compliance with Section 409A. It is the intent of the parties that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Internal Revenue Code (“409A”). To the extent any provision contained in this Agreement is or will be in violation of 409A, the Agreement shall be amended in such manner as the parties may agree such that the Agreement is or remains in compliance with 409A and the intent of the parties is maintained to the maximum extent possible.

*signature page to follow this page*

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as provided in the recitals hereto.

Nextel Communications, Inc.

By: /s/ William E. Conway, Jr.
Title: Chairman of the Board

/s/ Timothy M. Donahue
Timothy M. Donahue